Exhibit 99.1

News Release

PQ GROUP HOLDINGS REALIGNS LEADERSHIP ROLES FOR TWO EXECUTIVES

MALVERN, PA., March 19, 2018 — PQ Group Holdings Inc. (NYSE:PQG) (“PQ” or the “Company”), a leading, highly diversified global provider of specialty catalysts, specialty materials and chemicals, and services, today announced a change of responsibilities for two members of its executive leadership team, effective April 1, 2018.

Paul J. Ferrall, Jr., who has served as Executive Vice President and Group President of Environmental Catalysts and Services since 2016, will lead PQ’s strategic development function. In addition to the current strategic development responsibilities, he will focus on preparation for the digital transformation affecting our global assets. With Mr. Ferrall’s new assignment, David J. Taylor, who has served as Senior Vice President of Strategic Development since 2017, will become Group President of Environmental Catalysts and Services.

“Paul has successfully managed most of our operations at various times during his 13 years with PQ,” said Chairman and Chief Executive Officer Jim Gentilcore. “Given his experience and past achievements, he is uniquely suited to lead the Strategic Development Group.

Jim continued: “Dave is a seasoned veteran and his business experience in the industrial gas and energy sectors will serve him well as he heads our Environmental Catalysts and Services business.”

Mr. Ferrall joined PQ in August 2005 and held several leadership positions in global plant operations and the performance chemicals business prior to assuming his role in the Environmental Catalysts and Services Group. Mr. Taylor joined PQ in 2017, and he previously served in several senior management positions with Air Products and Chemicals, Inc., a global industrial gas and chemicals supplier.

Mr. Ferrall and Mr. Taylor will continue to report to Mr. Gentilcore.

Investor Contact:

Nahla A. Azmy

(610) 651-4561

Nahla.Azmy@pqcorp.com

Media Contact:

Kathleen Stanley

(201) 486-3729

Kathleen.Stanley@pqcorp.com

About PQ Group Holdings, Inc.

PQ Group Holdings, Inc. is an integrated, global provider of specialty catalysts, specialty materials and chemicals, and services. Our environmental catalysts and services business is a leading global innovator and producer of catalysts for the refinery, emissions control, and petrochemical industries and is also a leading provider of catalyst recycling services to the North American refining industry. Our performance materials and chemicals business is a silicates and specialty materials producer with leading supply positions in North America, Europe, South America, and Asia (except China) serving diverse and growing end uses such as personal and industrial cleaning products, fuel efficient tires, surface coatings, and food and beverage products.

Forward Looking Statements:

Certain statements in this press release are forward-looking statements. Such statements involve a number of risks, uncertainties and other factors which could cause actual results to differ materially.

#        #        #